Exhibit 4
AMETEK, INC.
2007 OMNIBUS INCENTIVE COMPENSATION PLAN
Adopted by the Board of Directors on February 23, 2007
Approved by the Stockholders on April 24, 2007

AMETEK, INC.
2007 OMNIBUS INCENTIVE COMPENSATION PLAN
     i. Purpose
     The purpose of the AMETEK, Inc. 2007 Omnibus Incentive Compensation Plan (the “Plan”) is (i) to provide designated employees of AMETEK, Inc. (the “Company”) and its subsidiaries and non-employee members of the board of directors of the Company with the opportunity to receive grants of stock options, stock units, stock awards and stock appreciation rights and (ii) to provide selected executive employees with the opportunity to receive annual bonus awards that are considered “qualified performance-based compensation” under section 162(m) of the Internal Revenue Code. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders. The Plan shall be effective as of February 23, 2007, subject to approval by the stockholders of the Company at the 2007 annual stockholders’ meeting. Any Grant or Bonus Award (as defined below) made under the Plan prior to the 2007 annual stockholders’ meeting shall be subject to stockholder approval of the Plan at the 2007 annual stockholders’ meeting. If for any reason the stockholders of the Company do not approve the Plan at the 2007 annual stockholders’ meeting, the Plan shall immediately terminate and no Grants or Bonus Awards shall be made under the Plan.
     ii. Definitions
     Whenever used in this Plan, the following terms will have the respective meanings set forth below:
     1. “Board” means the Company’s Board of Directors.
     2. “Bonus Award” means an annual bonus awarded under the Plan that is designated as “qualified performance-based compensation” under section 162(m) of the Code, as described in Section 13.
     3. “Change of Control” shall be deemed to have occurred if:
          Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the shareholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors; or
          (i) The consummation of (i) a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company.
     4. “Code” means the Internal Revenue Code of 1986, as amended.
     5. “Committee” means the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan. With respect to Bonus Awards and Grants that are intended to be “qualified performance-based compensation” under section 162(m) of the Code, the Committee shall consist of two or more persons appointed by the Board, all of whom shall be “outside directors” as defined under section 162(m) of the Code. The Committee shall also consist of directors who are “non-employee directors” as defined under Rule 16b-3 promulgated under the Exchange Act.

     6. “Company” means AMETEK, Inc. and any successor corporation.
     7. “Company Stock” means the common stock of the Company.
     8. “Dividend” means a dividend paid on shares of Company Stock subject to a Stock Award while the Stock Award is subject to restrictions. If interest is credited on accumulated dividends, the term “Dividend” shall include the accrued interest.
     9. “Dividend Equivalent” means an amount calculated with respect to a Stock Unit, which is determined by multiplying the number of shares of Company Stock subject to the Stock Unit by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on its Company Stock. If interest is credited on accumulated dividend equivalents, the term “Dividend Equivalent” shall include the accrued interest.
     10. “Effective Date” of the Plan means February 23, 2007, subject to approval of the Plan by the stockholders of the Company.
     11. “Employee” means an employee of the Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.
     12. “Employer” means the Company and its subsidiaries.
     13. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     14. “Exercise Price” means the per share price at which shares of Company Stock may be purchased under an Option, as designated by the Committee.
     15. “Fair Market Value” of Company Stock means, unless the Committee determines otherwise with respect to a particular Grant, (i) if the principal trading market for the Company Stock is a national securities exchange, the last reported sale price of Company Stock on the relevant date (if applicable, as reported on the Consolidated Tape) or (if there were no trades on that date) the latest preceding date upon which a sale was reported, (ii) if the Company Stock is not principally traded on such exchange, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on the OTC Bulletin Board, or (iii) if the Company Stock is not publicly traded or, if publicly traded, is not so reported, the Fair Market Value per share shall be as determined by the Committee.
     16. “Grant” means an Option, Stock Unit, Stock Award or SAR granted under the Plan.
     17. “Grant Agreement” means the written instrument that sets forth the terms and conditions of a Grant or Bonus Award, including all amendments thereto.
     18. “Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under section 422 of the Code.
     19. “Non-Employee Director” means a member of the Board who is not an employee of the Employer.
     20. “Nonqualified Stock Option” means an Option that is not intended to be taxed as an incentive stock option under section 422 of the Code.

     21. “Option” means an option to purchase shares of Company Stock, as described in Section 7.
     22. “Participant” means an Employee or Non-Employee Director designated by the Committee to participate in the Plan.
     23. “Plan” means this AMETEK, Inc. 2007 Omnibus Incentive Compensation Plan, as in effect from time to time.
     24. “SAR” means a stock appreciation right as described in Section 10.
     25. “Securities Act” means the Securities Act of 1933, as amended.
     26. “Stock Award” means an award of Company Stock as described in Section 9.
     27. “Stock Unit” means an award of a phantom unit representing a share of Company Stock, as described in Section 8.
     iii. Administration
     1. Committee. The Plan shall be administered and interpreted by the Committee. Ministerial functions may be performed by an administrative committee comprised of Company employees appointed by the Committee.
     2. Committee Authority. The Committee shall have the sole authority to (i) determine the Participants to whom Grants or Bonus Awards shall be made under the Plan, (ii) determine the type, size and terms and conditions of the Grants or Bonus Awards to be made to each such Participant, (iii) determine the time when the Grants or Bonus Awards will be made (iv) establish any performance goals for Grants and Bonus Awards, (v) determine the duration of any applicable exercise or restriction period, including the criteria for exercisability or vesting and any acceleration of exercisability or vesting, (vi) amend the terms and conditions of any previously issued Grant or Bonus Award, subject to the provisions of Section 18 below, and (vii) deal with any other matters arising under the Plan.
     3. Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated Participants.
     iv. Grants and Bonus Awards
     1. Grants under the Plan may consist of Options as described in Section 7, Stock Units as described in Section 8, Stock Awards as described in Section 9, and SARs as described in Section 10. Bonus Awards may be granted as described in Section 13. All Grants and Bonus Awards shall be subject to such terms and conditions as the Committee deems appropriate and as are specified in writing by the Committee to the Participant in the Grant Agreement.
     2. All Grants and Bonus Awards shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Grant or Bonus Award, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant or Bonus Award. Grants and Bonus Awards need not be uniform as among the Participants.
     v. Shares Subject to the Plan
     1. Shares Authorized. The total aggregate number of shares of Company Stock that may be issued under the Plan is 3,500,000 shares, subject to adjustment as described in subsection (e) below.
     2. Limit on Stock Awards and Stock Units. Within the aggregate limit described in subsection (a), the maximum number of shares of Company Stock that may be issued under the Plan pursuant to Stock Awards and Stock Units during the term of the Plan is 1,050,000 shares, subject to adjustment as described in subsection (e) below.
     Source of Shares; Share Counting. Shares issued under the Plan may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any Stock Awards or Stock Units are forfeited or terminated, or otherwise are not paid in full, the shares reserved for such Grants shall again be available for purposes of the Plan. Shares of Stock surrendered in payment of the Exercise Price of an Option, and shares withheld or surrendered for payment of taxes, shall not be available for re-issuance under the Plan. If SARs are exercised, the full number of shares subject to the SARs shall be considered issued under the Plan, without regard to the number of shares issued upon exercise of the SARs and without regard to any cash settlement of the SARs. To the extent that a Grant of Stock Units is designated in the Grant Agreement to be paid in cash, and not in shares of Company Stock, such Grants shall not count against the share limits in subsection (a).
     3. Individual Limits. All Grants under the Plan shall be expressed in shares of Company Stock. The maximum aggregate number of shares of Company Stock with respect to which all Grants may be made under the Plan to any individual during any calendar year shall be 1,225,000 shares, subject to adjustment as described in subsection (e) below. The foregoing limit of this subsection (d) shall apply without regard to whether the Grants are to be paid in Company Stock or cash. All cash payments with respect to Grants (other than with respect to Dividend Equivalents, Dividends or Bonus Awards) shall equal the Fair Market Value of the shares of Company Stock to which the cash payments relate. A Participant may not accrue Dividend Equivalents and Dividends on performance-based Grants described in Section 11 during any calendar year in excess of $500,000.
     4. Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for issuance under the Plan, the maximum number of shares of Company Stock for which any individual may receive Grants in any year, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In the event of a Change in Control of the Company, the provisions of Section 12 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

     vi. Eligibility for Participation
     All Employees, including Employees who are officers or members of the Board, and all Non-Employee Directors shall be eligible to participate in the Plan. The Committee shall select the Employees and Non-Employee Directors to receive Grants and shall determine the number of shares of Company Stock subject to each Grant.
     vii. Options
     1. General Requirements. The Committee may grant Options to an Employee or Non-Employee Director upon such terms and conditions as the Committee deems appropriate under this Section 7. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees and Non-Employee Directors.
     2. Type of Option, Price and Term.
          (i) The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees of the Company or its parents or subsidiaries, as defined in section 424 of the Code. Nonqualified Stock Options may be granted to Employees or Non-Employee Directors.
          (ii) The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted. An Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in section 424 of the Code.
          (iii) The Committee shall determine the term of each Option, which shall not exceed seven years from the date of grant.
     3. Exercisability of Options.
          (i) Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Agreement. The Committee may grant options that are subject to achievement of performance goals or other conditions.
          (ii) Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Participant’s death, disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).
     4. Termination of Employment or Service. Except as provided in the Grant Agreement, an Option may only be exercised while the Participant is employed by the Employer, or providing service as a Non-Employee Director. The Committee shall determine in the Grant Agreement under what circumstances, if any, and during what time periods a Participant may exercise an Option after termination of employment or service.
     5. Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for the Option (i) in cash, (ii) if permitted by the Committee, by delivering shares of Company Stock owned by the Participant and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation to ownership of shares of Company Stock having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Committee may approve. Shares of Company Stock used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. Payment of the Exercise Price for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made, but in all cases simultaneously with or prior to the issuance of the Company Stock.
     6. Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, as defined in section 424 of the Code, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary, as defined in section 424 of the Code.
     Stock Units
     7. General Requirements. The Committee may grant Stock Units to an Employee or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 8. Each Stock Unit shall represent the right of the Participant to receive a share of Company Stock or an amount based on the value of a share of Company Stock. All Stock Units shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.
     8. Terms of Stock Units. The Committee may grant Stock Units that are payable on terms and conditions determined by the Committee, which may include payment based on achievement of performance goals. Stock Units may be paid at the end of a specified vesting or performance period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.
     9. Payment With Respect to Stock Units. Payment with respect to Stock Units shall be made in cash, in Company Stock, or in a combination of the two, as determined by the Committee. The Grant Agreement shall specify the maximum number of shares that can be issued under the Stock Units.
     10. Requirement of Employment or Service. Except as provided in the Grant Agreement, a Stock Unit may only be paid while the Participant is employed by the Employer, or providing service as a Non-Employee Director. The Committee shall determine in the Grant Agreement under what circumstances, if any, a Participant may retain Stock Units after termination of the Participant’s employment or service, and the circumstances under which Stock Units may be forfeited.
     11. Dividend Equivalents. The Committee may grant Dividend Equivalents in connection with Stock Units, under such terms and conditions as the Committee deems appropriate. Dividend Equivalents may be paid to Participants currently or may be deferred. All Dividend Equivalents that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to additional Stock Units for the Participant, and deferred Dividend Equivalents may accrue interest, all as determined by the Committee. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals. Dividend Equivalents may be payable in cash or shares of Company Stock or in a combination of the two, as determined by the Committee.
     viii. Stock Awards
     1. General Requirements. The Committee may issue shares of Company Stock to an Employee or Non-Employee Director under a Stock Award, upon such terms and conditions as the Committee deems appropriate under this Section 9. Shares of Company Stock issued pursuant to Stock Awards may be issued for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee; provided that no Stock Awards shall have a vesting period of less than three years except upon the occurrence of such special circumstance or event as, in the opinion of the Committee, merits special consideration. The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals. The Committee shall determine the number of shares of Company Stock to be issued pursuant to a Stock Award.
     2. Requirement of Employment or Service. Except as otherwise provided in the Grant Agreement, shares of Company Stock pursuant to a Stock Award may only be issued while the Participant is employed by the Employer, or providing service as a Non-Employee Director. The Committee shall determine in the Grant Agreement under what circumstances, if any, a Participant may retain Stock Awards after termination of the Participant’s employment or service, and the circumstances under which Stock Awards may be forfeited.
     3. Restrictions on Transfer. While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 16(a).
     4. Right to Vote and to Receive Dividends. The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any Dividends paid on such shares during the restriction period. The Committee may determine that Dividends on Stock Awards shall be withheld while the Stock Awards are subject to restrictions and that the Dividends shall be payable only upon the lapse of the restrictions on the Stock Awards, or on such other terms as the Committee determines. Dividends that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Accumulated Dividends may accrue interest, as determined by the Committee, and shall be paid in cash or in such other form as the Committee determines.
     ix. Stock Appreciation Rights
     1. General Requirements. The Committee may grant SARs to an Employee or Non-Employee Director separately or in tandem with an Option. The Committee shall establish the number of shares, the term and the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be not less than the Fair Market Value of a share of Company Stock on the date of Grant of the SAR. The term of each SAR shall not exceed seven years from the date of grant.
     2. Tandem SARs. The Committee may grant tandem SARs either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the date of the grant of the Incentive Stock Option. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.
     3. Exercisability. An SAR shall become exercisable in accordance with such terms and conditions as may be determined by Committee in the Grant Agreement. The Committee may grant SARs that are subject to achievement of performance goals or other conditions. Except as provided in the Grant Agreement, an SAR may only be exercised while the Participant is employed by the Employer, or providing service as a Non-Employee Director. The Committee shall determine in the Grant Agreement under what circumstances, if any, and during what periods a Participant may exercise an SAR after termination of employment or service. A tandem SAR shall be exercisable only while the Option to which it is related is exercisable.
     4. Grants to Non-Exempt Employees. SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Participant’s death, disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

     5. Exercise of SARs. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for an SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as specified in the Grant Agreement. The Committee shall determine whether the stock appreciation for an SAR shall be paid in the form of shares of Company Stock, cash or a combination of the two. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR.
     x. Qualified Performance-Based Compensation
     1. Designation as Qualified Performance-Based Compensation. The Committee may determine that Stock Units, Stock Awards, Dividend Equivalents or Dividends granted to an executive Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code, in which case the provisions of this Section 11 shall apply.
     2. Performance Goals. When Grants are made under this Section 11, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the requirements of section 162(m) of the Code for “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable, but may reduce the amount of compensation that is payable, pursuant to Grants identified by the Committee as “qualified performance-based compensation.”
     3. Criteria Used for Objective Performance Goals. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, diluted earnings per share, price-earnings multiples, net income, operating income, revenues, working capital, operating working capital, number of days sales outstanding in accounts receivable, inventory turnover, productivity, operating income margin, EBITDA (earnings before interest, taxes, depreciation and amortization), net capital employed, return on assets, stockholder return, return on equity, return on capital employed, growth in assets, unit volume, sales, sales growth, return on sales, internal sales growth, operating cash flow, free cash flow, market share, relative performance to a comparison group designated by the Committee, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The performance goals may relate to one or more business units or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. Performance goals need not be uniform among Participants.
     4. Timing of Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code.
     5. Certification of Results. The Committee shall certify the performance results for the performance period specified in the Grant Agreement after the performance period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the satisfaction of all other terms of the Grant Agreement.
     6. Death, Disability or Other Circumstances. The Committee may provide in the Grant Agreement that Grants under this Section 11 shall be payable, in whole or in part, in the event of the Participant’s death or disability, a Change of Control or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.
     xi. Consequences of a Change of Control
     1. Alternatives upon a Change of Control. In the event of a Change of Control, the Committee may take any one or more of the following actions with respect to any or all outstanding Grants, without the consent of any Participant: (i) the Committee may determine that outstanding Options and SARs shall be fully exercisable, and restrictions on outstanding Stock Awards shall lapse and accumulated Dividends shall be paid, as of the date of the Change of Control or at such other time as the Committee determines, (ii) the Committee may require that Participants surrender their outstanding Options and SARs in exchange for one or more payments by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Company Stock subject to the Participant’s unexercised Options and SARs exceeds the Exercise Price, and on such terms as the Committee determines, (iii) after giving Participants an opportunity to exercise their outstanding Options and SARs, the Committee may terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate, (iv) with respect to Participants holding Stock Units, the Committee may determine that such Participants shall receive one or more payments in settlement of such Stock Units and accumulated Dividend Equivalents, in such amount and form and on such terms as may be determined by the Committee, or (v) the Committee may determine that any Grants that remain outstanding after the Change of Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Such acceleration, surrender, termination, settlement or conversion shall take place as of the date of the Change of Control or such other date as the Committee may specify.
     2. Other Transactions. The Committee may provide in a Grant Agreement that a sale or other transaction involving a subsidiary or other business unit of the Company shall be considered a Change of Control for purposes of a Grant, or the Committee may establish other provisions that shall be applicable in the event of a specified transaction.
     xii. Annual Bonus Awards
     1. General Requirements. The Committee may grant annual Bonus Awards that shall be considered “qualified performance-based compensation” under section 162(m) of the Code to Employees who are executive Employees, upon such terms and conditions as the Committee deems appropriate under this Section 13.
     2. Target Bonus Awards and Performance Goals. When the Committee decides to make Bonus Awards under this Section 13, the Committee shall select the executive Employees who will be eligible for Bonus Awards, specify the annual performance period and establish target Bonus Awards and performance goals for the performance period. The performance period shall be the Company’s fiscal year or such other period (of not more than 12 months) as the Committee determines. The Committee shall determine each Participant’s target Bonus Award based on the Participant’s responsibility level, position or such other criteria as the Committee shall determine. A Participant’s target Bonus Award may provide for differing amounts to be paid based on differing thresholds of performance. The Committee shall establish in writing (i) the objective performance goals that must be met in order for the Bonus Awards to be paid for the performance period, (ii) the maximum amounts that may be paid if the performance goals are met, (iii) any threshold levels of performance that must be met in order for Bonus Awards to be paid, and (iv) any other conditions that the Committee deems appropriate and consistent with the requirements of section 162(m) of the Code for “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Company shall notify each Participant of the Participant’s target Bonus Award and the applicable performance goals for the performance period.
     3. Criteria Used for Objective Performance Goals. The Committee shall use objectively determinable performance goals based on one or more of the criteria described in Section 11(c) above. The performance goals may relate to one or more business units or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. Performance goals need not be uniform among Participants.
     4. Timing of Establishment of Target Bonus Awards and Goals. The Committee shall establish each Participant’s target Bonus Award and performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code.
     5. Maximum Bonus Award Amount. The maximum Bonus Award (designated as “qualified performance-based compensation” under section 162(m) of the Code) that may be payable to any Participant under this Section 13 for an annual performance period is $5,000,000.
     6. Section 162(m) Requirements. A target Bonus Award that is designated as “qualified performance-based compensation” under section 162(m) of the Code may not be awarded as an alternative to any other award that is not designated as “qualified performance-based compensation,” but instead must be separate and apart from all other awards made. The Committee shall not have discretion to increase the amount of compensation that is payable based achievement of the performance goals, but the Committee may reduce the amount of compensation that is payable based upon the Committee’s assessment of personal performance or other factors. Any reduction of a Participant’s Bonus Award shall not result in an increase in any other Participant’s Bonus Award.
     7. Certification of Results. The Committee shall certify the performance results for the performance period after the performance period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Bonus Award based on the achievement of the performance goals, the Committee’s exercise of its discretion to reduce Bonus Awards and the satisfaction of all other terms of the Bonus Awards. Subject to the provisions of Sections 13(j) and Section 14, payment of the Bonus Awards certified by the Committee shall be made in a single lump sum cash payment as soon as practicable following the close of the performance period, but in any event within 2-1/2 months after the close of the performance period.
     8. Limitations on Rights to Payment of Bonus Awards. No Participant shall have any right to receive payment of a Bonus Award under the Plan for a performance period unless the Participant remains in the employ of the Employer through the last day of the performance period; provided, however, that the Committee may determine that if a Participant’s employment with the Company terminates prior to the end of the performance period, the Participant may be eligible to receive all or a prorated portion of any Bonus Award that would otherwise have been earned for the performance period, under such circumstances as the Committee deems appropriate.
     9. Change of Control. If a Change of Control occurs prior to the end of a performance period, the Committee may determine that each Participant who is then an Employee and was awarded a target Bonus Award for the performance period may receive a Bonus Award for the performance period, in such amount and at such time as the Committee determines.
     10. Discretionary and Other Bonuses. In addition to Bonus Awards that are designated “qualified performance-based compensation” under section 162(m) of the Code, as described above, the Committee may grant to executive Employees such other bonuses as the Committee deems appropriate, which may be based on individual performance, Company performance or such other criteria as the Committee determines. Decisions with respect to such bonuses shall be made separate and apart from the Bonus Awards described in this Section 13.
     xiii. Deferrals
     The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to the Participant in connection with any Grant or Bonus Award. The Committee shall establish rules and procedures for any such deferrals, consistent with applicable requirements of section 409A of the Code.

     xiv. Withholding of Taxes
     1. Required Withholding. All Grants and Bonus Awards under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Participant or other person receiving Grants or Bonus Awards or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants or Bonus Awards, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants or Bonus Awards.
     2. Election to Withhold Shares. If the Committee so permits, shares of Company Stock may be withheld to satisfy the Company’s tax withholding obligation with respect to Grants paid in Company Stock, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.
     xv. Transferability of Grants and Bonus Awards
     1. Restrictions on Transfer. Except as described in subsection (b) below, only the Participant may exercise rights under a Grant during the Participant’s lifetime, and a Participant may not transfer those rights except by will or by the laws of descent and distribution. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution. Bonus Awards are not transferable. If a Participant dies, any amounts payable after his death pursuant to a Bonus Award shall be paid to the personal representative or other person entitled to succeed to the rights of the Participant.
     2. Transfer of Nonqualified Stock Options to or for Family Members. Notwithstanding the foregoing, the Committee may provide, in a Grant Agreement, that a Participant may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.
     xvi. Requirements for Issuance of Shares
     No Company Stock shall be issued in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. No Participant shall have any right as a stockholder with respect to Company Stock covered by a Grant until shares have been issued to the Participant.
     xvii. Amendment and Termination of the Plan
     1. Amendment. The Board may amend or terminate the Plan at any time; provided, however, that if stockholder approval of an amendment is required in order to comply with the Code or applicable laws, or to comply with applicable stock exchange requirements, then such amendment must be approved by the Company’s stockholders. No amendment or termination of this Plan shall, without the consent of the Participant, materially impair any rights or obligations under any Grant or Bonus Award previously made to the Participant under the Plan, unless such right has been reserved in the Plan or the Grant Agreement, or except as provided in Section 19(b) below. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations.

     2. No Repricing Without Stockholder Approval. Notwithstanding anything in the Plan to the contrary, the Committee may not reprice Options or SARs, nor may the Board amend the Plan to permit repricing of Options or SARs, unless the stockholders of the Company provide prior approval for such repricing. The term “repricing” shall have the meaning given that term in Section 303A(8) of the New York Stock Exchange Listed Company Manual, as in effect from time to time, or any successor provision.
     3. Stockholder Approval for “Qualified Performance-Based Compensation.” Notwithstanding any provision of the Plan to the contrary, all Grants and Bonus Awards shall be made contingent upon, and subject to, stockholder approval of the Plan at the 2007 annual stockholders’ meeting. If Grants are made under Section 11 above, or if Bonus Awards are made under Section 13 above, the Plan must be reapproved by the Company’s stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Sections 11 and 13, if additional Grants are to be made under Section 11 or if additional Bonus Awards are made under Section 13 and if required by section 162(m) of the Code or the regulations thereunder.
     4. Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant.
     xviii. Miscellaneous
     1. Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other stock-based awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such corporation. The terms and conditions of the Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives, as determined by the Committee
     2. Compliance with Law. The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act as are necessary to enable the transactions to be exempt from Section 16(b) of the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, that Grants of “qualified performance-based compensation” and Bonus Awards comply with the applicable provisions of section 162(m) of the Code and that, to the extent applicable, Grants and Bonus Awards comply with the requirements of section 409A of the Code or an exception from such requirements. To the extent that any legal requirement or condition of section 16 of the Exchange Act or section 422, 162(m) or 409A of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 422, 162(m) or 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant or Bonus Award if it is contrary to law or modify a Grant or Bonus Awards to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.
     3. Enforceability. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

     4. Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants or Bonus Awards under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.
     5. Rights of Participants. Nothing in this Plan shall entitle any Employee, Non-Employee Director or other person to any claim or right to receive a Grant or Bonus Award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Employer.
     6. No Fractional Shares. No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
     7. Employees Subject to Taxation Outside the United States. With respect to Participants who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.
     8. Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the state of Delaware, without giving effect to the conflict of laws provisions thereof.
     IN WITNESS WHEREOF, the Corporation has caused these presents to be executed, in its corporate name, by its duly authorized officer, and its corporate seal to be affixed, as of this 24th day of April, 2007.

AMETEK, Inc.

By:	/s/ John J. Molinelli

John J. Molinelli
Executive Vice President &
Chief Financial Officer
Attest:

/s/ Kathryn E. Sena
Kathryn E. Sena, Corporate Secretary	Corporate Seal